Exhibit 99.1
Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, Mississippi 38824

HANCOCK FABRICS ANNOUNCES
FINANCIAL RESULTS FOR FISCAL YEAR 2007

BALDWYN, MS, April 17, 2008 – Hancock Fabrics, Inc. (OTC symbol: HKFIQ.PK) today filed its 2007 10-K and reported sales and earnings for the fiscal year ended February 2, 2008 (fiscal 2007).

•	With the filing of the 2007 10-K, the Company will be current with all required Securities and Exchange Commission filings.

•	Net sales for the year from continuing operations were $276 million, a decrease of 4.6% over fiscal 2006. Same store sales, excluding liquidating stores, increased by 0.5% over the previous year.

•	Loss from continuing operations was $24.3 million, an improvement of 21% from a $30.7 million loss for 2006.

•	EBITDA from continuing operations before reorganization expenses for the year was a profit of $815,000 compared to a loss of $26.3 million in fiscal 2006.

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Diluted loss per share from continuing operations for fiscal 2007 was $1.28, an improvement of 22% from a loss of $1.64 in the prior year.  Diluted loss per share for fiscal 2007 includes charges of $0.79 for approximately $14.9 million of reorganization costs associated with our bankruptcy proceedings and $0.05 for approximately $1 million of tax expense related to the revised estimate of a state tax settlement.

•	Diluted loss per share from continuing operations before reorganization expenses for fiscal 2007 was $0.49, an improvement of 70% from a loss of $1.64 in the prior year.

•	Fiscal 2007 included 52 weeks of operations compared to 53 weeks in fiscal 2006, with the additional week falling in the fourth quarter of fiscal 2006.

Operating Results

Gross margin for fiscal 2007 of 42.9% was an improvement over the 39.7% of the prior year.  This increase reflects a 2% charge taken in 2006 related to consigned inventory and a LIFO credit in the current year.  The Company anticipates an improvement in gross margin rates going forward, resulting from sourcing, supply chain and inventory management initiatives implemented as a part of its restructuring effort.

Selling, general and administrative expenses for the year decreased to $117.8 million (42.6% of sales) from $141.3 million (48.8% of sales) in the prior year.  This reduction occurred due to the closure of underperforming store locations, personnel reductions in the Corporate headquarters/distribution center, and various restructuring initiatives.

Store Openings, Closings and Remodels

During 2007, the Company closed 134 stores and relocated 2 stores.  These closures were part of the Company’s restructuring efforts which included the liquidation of non-profitable locations.  The Company also remodeled 6 locations to its new prototype format.  For 2008, the Company plans to remodel 89 existing store locations and relocate 12 stores, due to lease or market conditions.

Bankruptcy Proceedings
b

•	The Company has entered into a commitment letter, subject to bankruptcy court approval, with GE Commercial Finance to provide exit financing once the plan of reorganization is filed and approved.

•	The Company intends to file a plan of reorganization in the near future and with court approval, exit bankruptcy thirty to sixty days later.

The Form 10-K can be viewed by visiting the company’s Web site at www.hancockfabrics.com (go to the bottom of our home page and click on “Investors”, then click on SEC Filings). A hard copy of the Form 10-K, which includes the complete audited financial statements, can be requested free of charge by calling Hancock Fabrics, Inc. Investor Relations at 662-365-6125.

Hancock Fabrics, Inc. is committed to being the authority in fabric, while serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company operates 270 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings.  Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Investor Relations Contact
Robert W. Driskell
Chief Financial Officer and
Senior Vice President
662.365.6112